                                                                   EXHIBIT 21.1

    SCHEDULE OF SUBIDIARIES OF AVALON PROPERTIES, INC.

Avalon Chase Glen, Inc.
Avalon Chase Grove, Inc.
Avalon Chase Hampton II, Inc.
Avalon Chase Heritage, Inc.
Avalon Chase Lea, Inc.
Avalon Chase Ridge, Inc.
Avalon 4100 Massachusett Ave., Inc.
Avalon Town Green II, Inc.
Avalon Town Meadows, Inc.
Avalon Town View, Inc.
Avalon Transactions, Inc.
Lexington Ridge-Avalon, Inc.
Town Cove Jersey City Urban Renewal, Inc.
Avalon Decoverly, Inc.
Avalon Lake Arbor, Inc.
Avalon Commons, Inc.
Avalon Collateral, Inc.
Town Cove II Jersey City Urban Renewal, Inc.
Avalon Fairway II, Inc.
Avalon Ballston II, Inc.
Avalon Oaks, Inc.
Avalon Development Services, Inc.